UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
CADENCE DESIGN SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CADENCE DESIGN SYSTEMS, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 5, 2022

This proxy statement supplement (this ‘‘Proxy Supplement’’) updates and amends our definitive proxy statement (the ‘‘Proxy Statement’’) filed with the Securities and Exchange Commission on March 22, 2022 regarding the 2022 Annual Meeting of Stockholders of Cadence Design Systems, Inc. (the ‘‘Annual Meeting’’) to be held on May 5, 2022 at 1:00 p.m. Pacific Time at www.meetnow.global/MMZY44F via live audio webcast. Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. Capitalized terms not defined in this Proxy Supplement have the meanings set forth in the Proxy Statement. This Proxy Supplement, our Notice of 2022 Annual Meeting of Stockholders, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 1, 2022 are available at http://www.envisionreports.com/CDNS.

The primary purpose of this Proxy Supplement is to provide an update with respect to Mr. Adams, one of Cadence’s current directors and a nominee for election to Cadence’s Board of Directors named in Proposal 1: Election of Directors in the Proxy Statement. On March 30, 2022, Seagate Technology plc (“Seagate”) reported that Mr. Adams notified Seagate’s board of directors that he will retire from Seagate’s board and will not stand for re-election at Seagate’s 2022 annual general meeting of shareholders.

This Proxy Supplement also corrects immaterial errors in the Nonqualified Deferred Compensation for Fiscal Year 2021 and the Security Ownership tables in the Proxy Statement. The correct aggregate nonqualified deferred compensation balance at fiscal year end for Mr. Wall was $1,938,628 and for Mr. Teng was $2,384,598. The correct number of shares beneficially owned as of the Record Date by the following Cadence directors and NEOs, including the shares that they have the right to acquire within 60 days after the Record Date disclosed in footnote 5, is as follows: Dr. Devgan - 469,782; Dr. Plummer - 63,674; Mr. Sangiovanni-Vincentelli - 126,667; Dr. Shoven - 220,168; Mr. Sohn - 71,174; Mr. Tan - 3,485,043; Mr. Wall - 245,780; Mr. Beckley - 367,076; Mr. Teng - 210,413; and Mr. Zaman - 133,792.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you wish to change your vote, please refer to the “Information About the Annual Meeting” section of the Proxy Statement for detailed instructions on how to change or withdraw your proxy.